Exhibit 5.1

Law Offices

One Logan Square

Suite 2000

Philadelphia, PA

19103-6996

215-988-2700

215-988-2757 fax

www.drinkerbiddle.com

CALIFORNIA

CONNECTICUT

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C.

Established 1849

December 20, 2019

Pennsylvania Real Estate Investment Trust

One Commerce Square, Suite 1000

2005 Market Street

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the issuance of up to 1,000,000 shares of beneficial interest, par value $1.00 per share (the “Shares”), in the Trust pursuant to the Trust’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Trust Agreement and By-laws of the Trust, each as amended to date, resolutions adopted by the Trust’s Board of Trustees, a Subsistence Certificate from the Secretary of State of the Commonwealth of Pennsylvania dated December 16, 2019 (the “Subsistence Certificate”) and such other agreements, instruments, documents, and records relating to the Trust and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust. To the extent our opinions below are dependent on the existence and good standing under the laws of the Commonwealth of Pennsylvania, we have relied exclusively on the Subsistence Certificate.

We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Trust pursuant to the Plan has been duly authorized by the necessary action of the Board of Trustees, and such Shares, when and if issued upon payment therefor in accordance with the terms of the Plan, will be validly issued and nonassessable by the Trust.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration

Pennsylvania Real Estate Investment Trust December 20, 2019 Page 2

Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement. It is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP